EXHIBIT 99.1

CPI Corp.
news for immediate release                                                                FOR RELEASE  June 8, 2010

FOR FURTHER INFORMATION CONTACT:

NAME	Jane Nelson	FROM	CPI Corp.
ADDRESS	1706 Washington Avenue	CITY	St. Louis
STATE, ZIP	Missouri, 63103	TELEPHONE	(314) 231-1575

CPI CORP. ANNOUNCES 2010 FIRST-QUARTER RESULTS

ST. LOUIS, June 8, 2010 – CPI Corp. (NYSE: CPY) today reported results for the fiscal 2010 first quarter ended May 1, 2010.

●	First-quarter net sales in fiscal 2010 increased 2% to $95.5 million from $93.5 million for the prior-year first quarter, principally as the result of favorable changes in net revenue recognition and foreign currency translation.

●	Fiscal 2010 first-quarter comparable same-store sales, described herein, decreased 2% versus the prior-year first quarter.

o	First-quarter PictureMe Portrait Studio® brand comparable store sales increased 4% quarter-over quarter.
o	First-quarter Sears Portrait Studio brand comparable store sales decreased 9% quarter-over-quarter.

●	First-quarter Adjusted EBITDA in fiscal 2010 improved to $15.3 million versus $11.3 million in the prior-year first quarter.

●	First-quarter diluted EPS improved to $0.91 per share in fiscal 2010 versus $0.34 per share in the prior-year first quarter.

“Our strong first quarter earnings performance is testament to the Company’s progress in stabilizing the top-line while continuing to drive strong productivity gains and cost reductions across the organization,” said Renato Cataldo, president and chief executive officer.  “We are on track for substantial earnings gains in 2010 and believe we can drive positive sales comparisons by the end of the year.  We also continue to expect the Kiddie Kandids operations to be strongly accretive to earnings and have made good progress on our store rollout opening 123 locations as of June 7, 2010.”

Net sales for the first quarter of fiscal 2010 increased 2%, to $95.5 million from the $93.5 million reported in the fiscal 2009 first quarter.  Excluding the negative impact of store closures ($2.3 million) and the positive impacts of a net revenue recognition change ($3.1 million), foreign currency translation ($2.2 million), and other items totaling $1.1 million, comparable same-store sales decreased approximately 2%.

The Company also reported net income of $6.5 million, or $0.91 per diluted share, for the fiscal 2010 first quarter, compared with $2.3 million, or $0.34 per diluted share, reported for the first quarter of fiscal 2009.  The improvement in net income year-over-year reflects the impact of cost reductions and productivity improvements implemented throughout the organization as well as a favorable change in net revenue recognition due to the acceleration of lab shipping schedules in the first quarter of 2010.  The favorable recognition in the first quarter of 2010 positively affected net earnings by approximately $0.21 per diluted share and will result in a corresponding unfavorable adjustment to net income in the second quarter of 2010.  Foreign currency translation effects did not have a material impact on net earnings.  The Kiddie Kandids studio operations did not have a material impact to the Company’s earnings in the first quarter of 2010.  First-quarter Adjusted EBITDA increased to $15.3 million versus $11.3 million in the prior-year comparable period.

Net sales from the Company’s PictureMe Portrait Studio® (PMPS) brand, on a comparable same-store basis, excluding impacts of store closures, net revenue recognition change, foreign currency translation and other items totaling ($2.2 million), increased 4% in the first quarter of 2010 to $53.2 million from $51.3 million in the first quarter of 2009.  The increase in PMPS sales performance for the first quarter was the result of an 8% increase in average sale per customer sitting, offset in part by an approximate 4% decrease in the number of sittings.

Net sales from the Company’s Sears Portrait Studio (SPS) brand, on a comparable same-store basis, excluding impacts of store closures, net revenue recognition change, foreign currency translation and other items totaling ($1.9 million), decreased 9% in the first quarter of 2010 to $41.2 million from $45.3 million in the first quarter of 2009.  SPS sales performance for the first quarter was the result of a decline of approximately 9% in the number of sittings and a flat average sale per customer sitting versus the prior year quarter.

Cost of sales, excluding depreciation and amortization expense, declined to $6.5 million in the first quarter of 2010, from $7.0 million in the first quarter of 2009.  The decrease is principally attributable to improved product mix and increased productivity from lab consolidations.

Selling, general and administrative (SG&A) expense declined to $73.8 million in the first quarter from $75.1 million in the prior-year quarter primarily due to reductions in studio employment costs from improved scheduling and selected operating hour reductions, offset in part by increases in incentive compensation and host commission expenses.

Depreciation and amortization expense was $4.5 million in the first quarter of 2010, compared with $6.0 million in the first quarter of 2009.  Depreciation expense decreased as a result of the full depreciation of certain assets acquired in connection with the 2005 digital conversion of SPS and 2007 acquisition of PCA and the closure of certain PMPS locations throughout fiscal 2009.

In the first quarter of 2010, the Company recognized a $296,000 charge for other charges and impairments, compared with a $420,000 charge in the first quarter of 2009.  The charges are primarily related to lab closures and costs incurred in connection with the Kiddie Kandids asset acquisition.

Capital Structure
On June 3, 2010, the Company’s Brampton, Ontario facility was sold for $2.5 million, of which $1.9 million has been received and was immediately used to pay down outstanding long-term debt in connection with certain mandatory prepayment requirements under its Credit Agreement.  The remaining balance will be used to pay down outstanding long-term debt when certain tax clearances have been achieved.  As of June 7, 2010, the Company has $65.0 million of total debt outstanding and approximately $12.8 million of cash and cash equivalents.

Preliminary Second Quarter Net Sales
The Company’s preliminary net sales for the first five weeks of the second quarter of fiscal 2010, on a comparable same-store point-of-sale basis, excluding the impacts of foreign currency translation, declined 7% compared with the corresponding period in the prior year.  PMPS and SPS net sales for the first five weeks of the second quarter were -4% and -10%, respectively.

Conference Call/Webcast Information
The Company will host a conference call and audio webcast on Tuesday, June 8, 2010, at 10:00 a.m. Central time to discuss the financial results and provide a Company update.  To participate on the call, please dial 866-202-3048 or 617-213-8843 and reference passcode 81901077 at least five minutes before start time.

The webcast can be accessed on the Company’s own site at http://www.cpicorp.com as well as http://www.earnings.com.  To listen to a live broadcast, please go to these websites at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software.  A replay will be available on the above websites as well as by dialing 888-286-8010 or 617-801-6888 and providing passcode 34126871.  The replay will be available through June 22 by phone and for 30 days on the Internet.

CPI Corp. uses the Investor Relations page of its website at http://www.cpicorp.com to make information available to its investors and the public.  You can sign up to receive e-mail alerts whenever the Company posts new information to the website.

About CPI Corp.
For more than 60 years, CPI Corp. (NYSE: CPY) has been dedicated to helping customers conveniently create cherished photography portrait keepsakes that capture a lifetime of memories.  Headquartered in St. Louis, Missouri, CPI Corp. provides portrait photography services at approximately 3,000 locations in North America, principally in Sears, Walmart and Babies “R” Us stores.  CPI’s conversion to a fully digital format allows its studios to offer unique posing options, creative photography selections, a wide variety of sizes and an unparalleled assortment of enhancements to customize each portrait – all for an affordable price.

Forward-Looking Statements
The statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties.  The Company identifies forward-looking statements by using words such as “preliminary,” “plan,” “expect,” “looking ahead,” “anticipate,” “estimate,” “believe,” “should,” “intend” and other similar expressions.  Management wishes to caution the reader that these forward-looking statements, such as the Company’s outlook for portrait studios, net income, future cash requirements, cost savings, compliance with debt covenants, valuation allowances, reserves for charges and impairments and capital expenditures, are only predictions or expectations; actual events or results may differ materially as a result of risks facing the Company.  Such risks include, but are not limited to: the Company's dependence on Sears, Walmart and Toys “R” Us, the approval of the Company’s business practices and operations by Sears, Walmart and Toys “R” Us, the termination, breach, limitation or increase of the Company's expenses by Sears and Toys “R” Us under the license agreements, or Walmart under the lease and license agreements, customer demand for the Company's products and services, the economic recession and resulting decrease in consumer spending, manufacturing interruptions, dependence on certain suppliers, competition, dependence on key personnel, fluctuations in operating results, a significant increase in piracy of the Company's photographs, widespread equipment failure, compliance with debt covenants, high level of indebtedness, implementation of marketing and operating strategies, outcome of litigation and other claims, impact of declines in global equity markets to pension plan and impact of foreign currency translation.  The risks described above do not include events that the Company does not currently anticipate or that it currently deems immaterial, which may also affect its results of operations and financial condition.  The Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

CPI CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share amounts)

	12 Weeks	Vs.	12 Weeks
	May 1, 2010		May 2, 2009

Net sales	$95,498		$93,467

Cost and expenses:
Cost of sales (exclusive of depreciation and
amortization shown below)	6,522		7,005
Selling, general and administrative expenses	73,821		75,107
Depreciation and amortization	4,465		6,039
Other charges and impairments	296		420
	85,104		88,571

Income from operations	10,394		4,896

Interest expense	1,321		1,491

Interest income	68		122

Other income, net	710		9

Income before income tax provision	9,851		3,536

Income tax provision	3,311		1,207

Net income	$6,540		$2,329

Net income per common share - diluted	$0.91		$0.34

Net income per common share - basic	$0.91		$0.34

Weighted average number of common and
common equivalent shares outstanding:
Diluted	7,176		6,949

Basic	7,169		6,949

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CPI CORP.
ADDITIONAL CONSOLIDATED OPERATING INFORMATION
(In thousands)

	12 Weeks	Vs.	12 Weeks
	May 1, 2010		May 2, 2009

Capital expenditures	$4,791		$907

EBITDA is calculated as follows:
Net income	$6,540		$2,329
Income tax provision	3,311		1,207
Interest expense	1,321		1,491
Depreciation and amortization	4,465		6,039
Other non-cash charges	80		73

EBITDA (1) & (5)	$15,717		$11,139

Adjusted EBITDA (2)	$15,313		$11,330

EBITDA margin (3)	16.46%		11.92%

Adjusted EBITDA margin (4)	16.03%		12.12%

(1)	EBITDA represents net earnings from continuing operations before interest expense, income taxes, depreciation and amortization and other non-cash charges. EBITDA is included because it is one liquidity measure used by certain investors to determine a company's ability to service its indebtedness. EBITDA is unaffected by the debt and equity structure of the company. EBITDA does not represent cash flow from operations as defined by GAAP, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered an alternative to net income under GAAP for purposes of evaluating the Company's results of operations. EBITDA is not necessarily comparable with similarly-titled measures for other companies.

(2)	Adjusted EBITDA is calculated as follows:

EBITDA	$15,717	$11,139
EBITDA adjustments:
Kiddie Kandids costs	200	0
Other transition related costs - PCA Acquisition	87	136
Translation gain	(705)	-
Reserves for severance and related costs	-	178
Other	14	(123)

Adjusted EBITDA	$15,313	$11,330

(3)	EBITDA margin represents EBITDA, as defined in (1), stated as a percentage of sales.

(4)	Adjusted EBITDA margin represents Adjusted EBITDA, as defined in (2), stated as a percentage of sales.

(5)	As required by the SEC's Regulation G, a reconciliation of EBITDA, a non-GAAP liquidity measure, with the most directly comparable GAAP liquidity measure, cash flow from continuing operations follows:

	12 Weeks	Vs.	12 Weeks
	May 1, 2010		May 2, 2009

EBITDA	$15,717		$11,139
Income tax provision	(3,311)		(1,207)
Interest expense	(1,321)		(1,491)
Adjustments for items not requiring cash:
Deferred income taxes	2,334		1,375
Deferred revenues and related costs	606		3,627
Other, net	657		(351)
Decrease (increase) in current assets	(598)		(2,795)
Increase (decrease) in current liabilities	(2,985)		(4,155)
Increase (decrease) in current income taxes	755		(154)

Cash flows from continuing operations	$11,854		$5,988

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CPI CORP.
CONSOLIDATED BALANCE SHEETS
MAY 1, 2010 AND MAY 2, 2009
(In thousands)

	May 1, 2010	May 2, 2009
Assets

Current assets:
Cash and cash equivalents	$13,674	$26,839
Other current assets	33,798	41,766
Net property and equipment	34,159	46,026
Intangible assets	60,583	61,374
Other assets	17,800	17,767

Total assets	$160,014	$193,772

Liabilities and stockholders' equity

Current liabilities	$53,221	$64,427
Long-term debt obligations	54,306	95,440
Other liabilities	35,268	30,543
Stockholders' equity	17,219	3,362

Total liabilities and stockholders' equity	$160,014	$193,772

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